UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 10, 2009

PACIFIC OFFICE PROPERTIES TRUST, INC.
(Exact name of registrant as specified in its charter)

Maryland	001-9900	86-0602478
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

233 Wilshire Blvd. Suite 830 Santa Monica, California	90401
(Address of principal executive offices)	(Zip Code)

(310) 395-2083
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.                      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 10, 2009, the Board of Directors of Pacific Office Properties Trust, Inc. (the “Company”) appointed Jay H. Shidler, 63, to serve as the Chief Executive Officer of the Company, and Lawrence J. Taff, 52, to serve as Chief Financial Officer of the Company.  Mr. Shidler will continue to serve as Chairman of the Company’s Board of Directors while also serving as the Company’s principal executive officer.  Mr. Taff, who currently serves as the Company’s Executive Vice President, Honolulu Operations, will serve as the Company’s principal financial officer.  Each will serve on an interim basis while the Company conducts a formal search for each position.

Mr. Shidler, who has been Chairman of the Board since March 2008, is the founder and Managing Partner of The Shidler Group, a national real estate investment firm.  The Shidler Group is a business name utilized by a number of affiliates controlled by Mr. Shidler.  Since forming The Shidler Group in 1972, Mr. Shidler and his affiliates have acquired and managed over 2,000 properties in 40 states and Canada. Mr. Shidler has founded and has been the initial investor in numerous public and private companies, including three other public real estate investment trusts — TriNet Corporate Realty Trust, Inc. (formerly NYSE: TRI), now part of iStar Financial; First Industrial Realty Trust, Inc. (NYSE: FR) and Corporate Office Properties Trust (NYSE: OFC). Mr. Shidler serves as Chairman of the board of trustees of Corporate Office Properties Trust (NYSE: OFC) and as a director of First Industrial. Mr. Shidler served as Chairman of the board of directors of First Industrial from 1993 through January of 2009. From 1998 through 2005, Mr. Shidler also served as director of Primus Guaranty, Ltd., a Bermuda company of which Mr. Shidler is a founder.

Mr. Taff has been the Company’s Executive Vice President, Honolulu Operations since January 2009. Mr. Taff has been the Executive Vice President of the Company’s external advisor, Pacific Office Management, Inc. (the “Advisor”) since February 2008. He has also been a partner of The Shidler Group since 1995, responsible for overseeing financial management and property operations in Hawaii. Mr. Taff began his career with Arthur Andersen LLP in 1980. Rising to the position of Tax Partner in 1993, he was responsible for real estate consulting as well as tax compliance and consulting. Mr. Taff received a bachelor’s degree in accounting from California Polytechnic University, Pomona and is a certified public accountant.

The Company is externally advised by the Advisor, an entity owned and controlled by Mr. Shidler, Mr. Taff, and other partners of The Shidler Group, who also own beneficial interests in the Company.  Pursuant to the Advisory Agreement between the Company and the Advisor (the “Advisory Agreement”), the Advisor is entitled to an annual corporate management fee of one tenth of one percent (0.1%) of the gross cost basis of the Company’s total property portfolio (less accumulated depreciation and amortization), but in no event less than $1.5 million per annum. The corporate management fee is subject to reduction of up to $750,000 based upon the amounts of certain direct costs that the Company bears.  Additionally, the Advisor and its affiliates are entitled to receive real property management fees of 2.5% to 4.5% of the rental cash receipts collected by the properties, as well as property transaction management fees in an amount equal to 1% of the contract price of any acquired or disposed property, provided, however, that such real property management fees and property transaction management fees must be consistent with prevailing market rates for similar services provided on an arms-length basis in the area in which the subject property is located. Pursuant to the Advisory Agreement, the Advisor bears the cost for any expenses incurred by the Advisor in the course of performing its advisory services for the Company.

The Advisor is also entitled to certain fees related to any placement of debt or equity that we may undertake, including (i) 0.50% of the total amount of co-investment equity capital procured, (ii) 0.50% of the total gross offering proceeds including, but not limited to, the issuance or placement of equity securities and the issuance of ownership units of Pacific Office Properties, L.P., a Delaware limited partnership of which the Company is sole general partner (the “Operating Partnership”), and (iii) 0.50% of the principal amount of any new indebtedness related to properties that we wholly own, and on properties owned in a joint venture with co-investment partners or entity-level financings, as well as on amounts available on our credit facilities and on the principal amount of indebtedness we may issue.

The Advisory Agreement terminates on March 19, 2018. Prior to that date, however, the Company retains the right to terminate the Advisory Agreement upon 30 days prior written notice. In the event we decide to terminate the Advisory Agreement in order to internalize management and become self-managed, we would be obligated to pay the Advisor an internalization fee equal to $1.0 million, plus certain accrued and unreimbursed expenses. Further, the Advisor retains the right to terminate the Advisory Agreement upon 30 days prior written notice in the event we default in the performance or observance of any material provision of the Advisory Agreement.

The Company and Waterfront Partners OP, LLC, or Waterfront, paid the following amounts to The Shidler Group for services provided relating to leasing, property management, property acquisition underwriting and debt placement in accordance with the Advisory Agreement. The fees paid are summarized in the table below for the indicated periods (in thousands):

	Pacific Office		Pacific Office
	Properties Trust,		Properties Trust,
	Inc.	Total	Inc.	Waterfront(1)
			For the Period	For the Period
		For the Period from	from March 20,	from January 1,
	Six Months Ended	January 1, 2008	2008 through	2008 through
	June 30,	through December 31,	December 31,	March 19,
	2009	2008	2008	2008
Corporate management fees to Advisor	375	$2,573	$2,410	$163
Leasing commissions	159	388	388	—
Property management fees to affiliates of Advisor	1,780	587	587	—
Interest	880	1,172	1,172	—
Construction management fees and other	34	111	108	3
Total	$3,228	$4,831	$4,665	$166
______________
(1)           We include Waterfront because it is the entity that received the largest equity share in the Company upon formation and was designated as the accounting acquirer in our formation transaction.

On March 19, 2008, our predecessor, Arizona Land Income Corporation (“AZL”) closed the transactions contemplated by a Master Formation and Contribution Agreement, dated October 3, 2006, as amended, between AZL and POP Venture, LLC, a Delaware limited liability company owned and controlled by affiliates of The Shidler Group (“Venture”).  In connection with the formation transactions, AZL sold 1,000,000 shares of common stock to Venture designees for $5.00 a share, or $5,000,000 in the aggregate, including 423,500 shares to Shidler Equities, L.P. (“Shidler Equities”), a Hawaii limited partnership controlled by Mr. Shidler, at an aggregate cost of $2,117,500, and 100,000 shares to Mr. Taff at an aggregate cost of $500,000.  AZL also sold 180,000 shares of Listed Common Stock to a Venture designee for $7.50 a share, or $1,350,000 in the aggregate, and contributed the proceeds from such sales, along with substantially all of its other assets and certain liabilities, to our Operating Partnership.

In connection with the formation transactions, Venture contributed to our Operating Partnership ownership interests in eight wholly-owned properties and one property in which it held a 7.5% managing ownership interest. We refer to these properties as the Contributed Properties.  In exchange for its contribution to the Operating Partnership of the Contributed Properties, Venture received 13,576,165 common units (“Common Units”) and 4,545,300 convertible preferred limited partnership units in our Operating Partnership and $16,695,000 in promissory notes.  The Operating Partnership has indemnified the guarantors, including Mr. Shidler and certain of his affiliates, under several of the Contributed Properties’ indebtedness.

In a series of transactions occurring on April 30, 2008, May 30, 2008 and June 19, 2008, following exercise of an option, referred to as the Option, granted to us by POP Venture, LLC and its affiliates as part of our formation transactions, we consummated the acquisition, through our Operating Partnership, of a 32.167% managing ownership interest in the POP San Diego I joint venture that owns a portfolio of seven commercial office buildings totaling 181,664 rentable square feet located throughout San Diego, California and Carlsbad, California. We acquired the ownership interest pursuant to the Option and assumed the rights and obligations of an affiliate of The Shidler Group, or Shidler Affiliate, under a previously executed purchase and sale agreement. The acquisition price for our managing ownership interest was approximately $2.6 million. This acquisition price was funded by issuing 396,526 Common Units on April 30, 2008, which Common Units were valued at $6.5589 per unit. We accounted for the issuance of our Common Units in accordance with EITF No. 99-12. Upon acquisition, there was no difference between the initial cost of the investment in the joint venture included in our consolidated balance sheet and the underlying equity in net assets of the joint venture, referred to as the JV Basis Differential, attributable to the POP San Diego I joint venture, including the acquisition consummated on May 30, 2008 and June 19, 2008.

On April 30, 2008, we consummated with certain Shidler Affiliates the acquisition, through our Operating Partnership, of a 17.5% managing ownership interest in a joint venture that owns a commercial office building totaling 221,784 rentable square feet located in Phoenix, Arizona, called the Black Canyon Corporate Center. The acquisition price for the managing ownership interest in the Black Canyon Corporate Center was $1.03 million, payable in the form of a subordinated note issued by the Operating Partnership. The purchase price for the managing ownership interest in the Black Canyon Corporate Center was approximately equal to the Shidler Affiliates’ cost of investment in the Black Canyon Corporate Center. The JV Basis Differential attributable to the Black Canyon Corporate Center upon acquisition was $0.081 million.

On May 23, 2008, we consummated with certain Shidler Affiliates the acquisition through our Operating Partnership of a 7.5% managing ownership interest in a joint venture that owns a commercial office building and a separate parking and retail complex totaling approximately 355,000 rentable square feet of office space and approximately 15,000 rentable square feet of retail space located in Phoenix, Arizona, called the US Bank Center. The acquisition price for the managing ownership interest in the US Bank Center was $1.22 million, payable in the form of a subordinated note issued by our Operating Partnership. The purchase price for the managing ownership interest in the US Bank Center was approximately equal to the Shidler Affiliates’ cost of investment in the US Bank Center. The JV Basis Differential attributable to the US Bank Center upon acquisition was $0.894 million.

On May 23, 2008, we consummated with certain Shidler Affiliates the acquisition, through our Operating Partnership, of a 17.5% managing ownership interest in a joint venture that owns a commercial office building totaling approximately 152,288 rentable square feet located in Honolulu, Hawaii, called the Bank of Hawaii Waikiki Center. The acquisition price for the managing ownership interest in the Bank of Hawaii Waikiki Center was $0.79 million, payable in the form of a subordinated note issued by the Operating Partnership. The purchase price for the managing ownership interest in the Bank of Hawaii Waikiki Center was approximately equal to the Shidler Affiliates’ cost of investment in the Bank of Hawaii Waikiki Center. The JV Basis Differential attributable to the Bank of Hawaii Waikiki Center upon acquisition was $(0.094) million.

On May 30, 2008, the POP San Diego I joint venture consummated with certain Shidler Affiliates the acquisition of the managing ownership interest in the Scripps Ranch Business Park. Pursuant to the terms of the Option, the POP San Diego I joint venture assumed the rights and obligations of a Shidler Affiliate under the purchase agreement. The joint venture acquired the managing ownership interest in the Scripps Ranch Business Park for approximately $2.8 million in cash, including customary closing costs, and the assumption of approximately $5.3 million of existing mortgage indebtedness.

On June 19, 2008, the POP San Diego I joint venture acquired two commercial office buildings totaling approximately 81,000 rentable square feet located in San Diego, California. Pursuant to the terms of the Option, the POP San Diego I joint venture assumed the rights and obligations of a Shidler Affiliate under the respective purchase agreements. The acquisition price for such buildings was approximately $19.15 million including assumption of approximately $12.7 million of mortgage debt and customary closing costs. The acquisition price was funded by issuing 326,576 Common Units on June 19, 2008, which Common Units were valued at $6.8107 per unit.

On August 14, 2008, following exercise of the Option, we consummated with certain Shidler Affiliates the acquisition, through our Operating Partnership, of a 10% managing ownership interest in a joint venture, called the SoCal II joint venture, that owns a portfolio of fifteen office and flex buildings totaling over 1,000,000 rentable square feet situated on seven properties in Los Angeles, Orange and San Diego counties in southern California. The acquisition price for the managing ownership interest was approximately $4.24 million, payable in the form of a subordinated note issued by our Operating Partnership to a Shidler Affiliate. The purchase price for the managing ownership interest was approximately equal to the Shidler Affiliates’ cost of investment in the SoCal II joint venture. The JV Basis Differential attributable to the SoCal II Joint Venture upon acquisition was $0.210 million.

At June 30, 2009, the total aggregate principal amount of promissory notes payable by the Operating Partnership to certain affiliates of The Shidler Group in connection with the foregoing transactions was $23.8 million.  The largest aggregate amount of principal outstanding with respect to this debt since the Company’s formation in March 2008 was $24.0 million.  In September 2008, we reduced our balance of unsecured debt to related parties of The Shidler Group by $0.2 million through a non-cash settlement in exchange for a reduction of related party receivables.  Based on their respective ownership in the entities holding these notes, at June 30, 2009, the aggregate principal amount attributable to Mr. Shidler and Mr. Taff was approximately $7.8 million and $2.2 million, respectively.  The promissory notes accrue interest at a rate of 7% per annum, with interest payable quarterly, subject to the Operating Partnership’s right to defer the payment of interest for any or all periods up until the date of maturity. The promissory notes mature on various dates commencing on March 19, 2013 through August 31, 2013, but the Operating Partnership may elect to extend maturity for one additional year. Maturity accelerates upon the occurrence of a) a qualified public offering, as defined under the Master Agreement; b) the sale of substantially all the assets of the Company; or c) the merger of the Company with another entity. The promissory notes are unsecured obligations of the Operating Partnership.  For the period from March 20, 2008 through June 30, 2009, interest payments on unsecured notes payable to related parties of The Shidler Group have been deferred. At June 30, 2009 and at December 31, 2008, $2.1 million and $1.2 million, respectively, of accrued interest attributable to these unsecured notes is included in accounts payable and other liabilities in the Company’s consolidated balance sheet.

On August 19, 2009, the Operating Partnership borrowed $3.0 million from Shidler Equities, and issued Shidler Equities an unsecured promissory note in a like principal amount.  The promissory note accrues interest at a rate of 7% per annum, payable monthly beginning on October 1, 2009.  The promissory note matures 90 days following the date of its issuance, but the Operating Partnership has the option to extend the maturity by an additional 90 days.

As security for the Operating Partnership’s Credit Agreement with First Hawaiian Bank (the “Lender”) dated September 2, 2009, Shidler Equities pledged to the Lender (the “Shidler Equities Pledge”) a certificate of deposit in the principal amount of $10 million (the “Certificate of Deposit”).  As a condition to the Shidler Equities Pledge, the Operating Partnership and Shidler Equities entered into an Indemnification Agreement, effective as of September 2, 2009 (the “Indemnification Agreement”), pursuant to which the Operating Partnership has agreed to indemnify Shidler Equities from any losses, damages, costs and expenses incurred by Shidler Equities in connection with the Shidler Equities Pledge.  In addition, to the extent that all or any portion of the Certificate of Deposit is withdrawn by the Lender and applied to the payment of principal, interest and/or charges under the credit agreement, the Operating Partnership has agreed to pay to Shidler Equities interest on the withdrawn amount at a rate of 7.00% per annum from the date of the withdrawal until the date of repayment in full by the Operating Partnership to Shidler Equities.  Pursuant to the Indemnification Agreement, the Operating Partnership has also agreed to pay to Shidler Equities an annual fee of 2.00% of the entire $10 million principal amount of the Certificate of Deposit.

The Company has filed a registration statement on Form S-11 with the Securities and Exchange Commission (the “SEC”) relating to a proposed offering of its Senior Common Stock.  The dealer manager for this offering is expected to be Priority Capital Investments, LLC (“Priority Capital Investments”).  Priority Capital Group, LLC, the parent company of Priority Capital Investments, is indirectly owned and controlled by The Shidler Group.  Information regarding the compensation and fees payable to Priority Capital Investments in connection with the offering will be included in the prospectus filed with the SEC at the time of effectiveness of the offering.

Item 7.01.                      Regulation FD Disclosure.

On September 11, 2009, the Company issued a press release with respect to the appointment of Messrs. Shidler and Taff.  A copy of the press release is attached and incorporated by reference as Exhibit 99.1.

The information furnished in this report under this Item 7.01, including the Exhibit attached hereto, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by specific reference to such filing.

Item 9.01.                      Financial Statements and Exhibits.

(d)	Exhibits. The following exhibits are filed herewith:

Exhibit No.	Description
99.1	Pacific Office Properties Trust, Inc. Press Release dated September 11, 2009 (furnished pursuant to Item 7.01).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PACIFIC OFFICE PROPERTIES TRUST, INC.

Date: September 15, 2009	By:	/s/ Lawrence J. Taff
Lawrence J. Taff
Chief Financial Officer